Exhibit 99.1

GeoMet Names Frank C. Turner II as Vice President,

Chief Accounting Officer & Controller

Houston, Texas – September 4, 2007...GeoMet, Inc. (NASDAQ: GMET) announced today that it has promoted Frank C. Turner II to Vice President, Chief Accounting Officer and Controller, effective September 1, 2007.

Mr. Turner has 16 years of combined experience as a controller and chief financial officer in the oil and gas industry. He has served as the Company’s Controller since April of 2001. Prior to joining GeoMet, Mr. Turner served as Chief Financial Officer and Controller for Middle Bay Oil Company for nine years. Mr. Turner holds a Bachelor of Science degree in Accounting and a Masters of Business Administration degree from the University of Alabama. He is a Certified Public Accountant.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.